For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Worldwide
212-896-1250 / 212-896-1233

YTB International Announces Record Attendance for Annual National Convention
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Company Announces New Enhanced Platform for
Referring Travel Agents’ Travel Web sites

WOOD RIVER, Ill., August 21, 2007 –YTB International, Inc. (OTC: YTBLA.PK) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, today announced that approximately 11,000 of its Referring Travel Agents (RTAs) and their guests attended the Company’s annual National Convention in St. Louis, MO., exceeding its goal of 8,000 attendees, and far exceeding the attendance for the 2006 convention of approximately 3,200.

YTB’s 2007 National Convention was held at the America’s Center August 15 – 19. During the first two days of the Convention, attendees had the opportunity to select from 132 business classes at YTB University. These classes were taught by field leaders, corporate staff, and outside professionals. The final two days of the event recognized the past year’s high sales achievers, provided team building ideas, inspirational and motivational seminars, future plans, and several announcements.

“We are pleased with the record turnout for our National Convention.  The success of the convention is directly attributable to the rapid growth of our network of RTAs and our ability to manage that growth,” stated Scott Tomer, CEO of YTB International. “We project an enrollment of about 52,000 new RTAs over the next three months, which is a figure greater than our total RTA goal through 2006. This is a tremendous undertaking, and when achieved will be equivalent to our almost tripling the size of our RTA network in just one year.”

One of the key announcements made by Lloyd “Coach” Tomer, Chairman of YTB International, was the launch of a new platform for RTAs’ travel web sites. The new platform has a fresh look that is easier to navigate and features new capabilities, including more frequently updated deals.

About YTB International
YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as “Reps.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents (RTAs, now numbering over 111,000), collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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This document is available on the KCSA Worldwide Website at www.kcsa.com.